Exhibit 21.01

Subsidiaries of Registrant

Name of Entity	Jurisdiction of Incorporation or Organization

PDF Solutions GmbH	Germany

PDF Solutions KK	Japan

PDF Solutions SARL	France

PDF Solutions Semiconductor Technology (Shanghai) Co. Ltd.	China

PDF Solutions Semiconductor Technology (Korea) Limited	Korea

PDF Solutions International Services, Inc.	Delaware

PDF Solutions Asia Services, Inc.	Delaware

PDF Solutions Semiconductor Technology Taiwan Ltd.	Taiwan

PDF Solutions Pacific Services, Inc.	Delaware

PDF Solutions Canada Ltd	Canada

Syntricity, Inc.	California